EXHIBIT 10.12

                   DONALD & CO. SECURITIES INC.
                        Park Avenue Tower
            65 East 55th Street, New York, N.Y. 10022


                               April 18, 1995


Mr. Anthony P. Towell
Chief Executive Officer
Eastco Industrial Safety Corp.
130 West 10th Street
Huntington, NY 11746

Re: Engagement Letter for Investment Banking Services

Dear Mr. Towell:

     We are pleased to set forth the terms of the retention of Donald & Co. Securities, Inc. ("Donald & Co.") by Eastco Industrial Safety Corp. (the "Company") pursuant to which Donald & Co. will serve as the Investment Bankers to the Company, and provide services as set forth below.

1.   Services:

     (a)  General and Other Services:

          1)   Overall Strategic Planning (Short and Long Term
               Strategies).
          2) Capital requirements studies and placement, if deemed necessary and appropriate (equity and/or debt).
          3)   Investor relations coordination.
          4)   Research reports, if deemed appropriate.
          5)   Advisors to Management and the Board of Directors.

     (b)  Assist in Merger and Acquisition transactions:

          1)   Strategic Acquisition Planning.
          2)   Identify target acquisitions.
          3)   Work with management in the due diligence process.
          4) Work with legal counsel on transaction structures and issues.
          5) Work with the Company's accounting firm on financial and accounting matters relating to a transaction.
          6)   Search for Strategic partners, if deemed appropriate.

     (c)  Make a market for the Company's publicly traded securities.

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2.   Fees:

     A.   For Services provided in paragraphs 1(a) and (b) above.

          1) The Company shall pay to Donald & Co. a retainer of $3,000 per month for a period of three (3) years.

          2) Subject to the approval of the Board of Directors, as further compensation for the services provided, Donald & Co. shall receive warrants to purchase One Hundred Twenty Five Thousand Shares of the Company's common stock at a price of One Dollar and Twenty Five cents ($1.25). The term of the warrants shall be for a period of five (5) years from the date of this Agreement.

          3) Subject to the approval of the Board of Directors, Donald & Co. shall be granted, with respect to any and all shares underlying the warrants (the "Shares") of common stock of the Company issued to Donald & Co. hereunder, a continuing right, for a period of three (3) years from the date of issuance of such Shares of common stock, to "piggyback" such Shares in any appropriate registration statement by which the Company registers its securities. Furthermore, one (1) right to demand registration of such Shares under the Securities Act of 1933, as amended, commencing two (2) years from the date of execution of this Agreement. Such demand registration right shall continue for a period of three (3) years.

     B. For Services provided as Placement Agency for the company.

          1) Upon completion of any financing, whereby Donald & Co. acted as Placement Agent, the Company agrees to pay, or cause to be paid to Donald & Co. a success fee to be negotiated at the time of the financing.

     C.   For services provided as Merger and Acquisitions
Advisors.

          1)   The Company shall pay a fee to Donald & Co. equal
               to three (3%) percent of the total consideration
               paid for any acquisition commenced during the term
               of this Agreement for which Donald & Co.
               participated in the identification of the
               acquisition or merger candidate, or joint venture
               or other business combination candidate (the
               "Acquisition Candidate").  For completed
               transactions which Donald & Co. did not participate
               in the identification of the Acquisition Candidate, however structured and negotiated the Acquisition Candidate, then said fee shall be reduced to two
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               (2%) percent of the total Consideration paid.  Said
               fee shall be exclusive of any other fees due Donald
               & Co. pursuant to paragraphs 2. (A) and (B), above.

          2)   Such fees shall be earned if Donald & Co.
               participates in the consummating a transaction within eighteen (18) months from the date Donald &
               Co. last provided services relative to the Company.

3.   Expenses:

     The Company shall reimburse Donald & Co. within fifteen (15) days of invoice for any and all out-of-pocket expenses that directly relate to the services as described herein. Any expenses greater than $1,000 shall require previous written approval.

4.   Indemnification:

     In conjunction with Donald & Co's services hereunder, the Company agrees to indemnify and hold harmless Donald & Co. and its directors, partners, officers, and employees from and against any and all loses, claims, damages, liabilities, fines, judgements or amounts paid in settlement (or in regards of any actions, proceedings or investigations) which arise our of or are based upon Donald & Co.'s engagement hereunder or any activities in connection herewith. Any conduct which is grossly negligent or which constitutes intentional misconduct is specifically excluded from this provision. The company will promptly reimburse Donald & Co. and any other person indemnified hereunder for all legal and other expenses, as incurred, in connection with investigating, defending, or otherwise handling of such loss, claim, damage, liability, fine, judgement, settlement, action, investigation or proceeding. The provisions of this Paragraph 4 shall survive the termination of this Agreement.

     Donald & Co. shall have a three (3) year right from the date of execution of this agreement to representation on the Company's Board of Directors, and as such, to elect at least one (1) Director.

5.   Termination

     Either party may terminate its engagement hereunder: (i) for cause at any time; (ii) for any reason effective forty-five
     (45) days after written notice of termination, however, in no event shall the Company have the right to terminate this Agreement, other than for cause, prior to eighteen (18) months. Notwithstanding termination, the Company's obligation shall continue as to all unpaid fees, and unreimbursed expenses still owing under Section 2, 3, and 5 herein.

6. This agreement shall be construed under the laws of the State of New York.
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     If this letter is consistent with our understanding, please sign both copies of this letter and return one copy to me. It is a great pleasure to be working with you.

DONALD & CO. SECURITIES, INC.

By: /s/ Stephen A. Blum
   ---------------------
     Stephen A. Blum, President

ACCEPTED & AGREED TO:

EASTCO INDUSTRIAL SAFETY
CORP.

By: /s/ Anthony P. Towell          By: /s/ Alan E. Densen
    ---------------------              -------------------
     Anthony P. Towell, Chief            Alan E. Densen, President
      Financial Officer

       19 April 95                        19 April 95
Date                          Date

By: /s/ Lawrence Densen
    -----------------------------
   Lawrence Densen, Vice President

 19 April 95
Date